Figure 1. Location of Scadding Township in the Sudbury Mining Division, north-central Ontario, Canada.

Scadding West Gold Property: Scadding Township, Ontario

ONTARIO
NORTH
Map Area
20 km
Superior Province
Southern Province
SCADDING TWP
Sudbury Igneous Complex
Chelmsford
SUDBURY
Wanapitei River Fault
Murray Fault
Grenville Front Tectonic Zone
RV
River Valley
539
17
Warren
Verner
Grenville Province
EBL
A
D
M
W
F
S
E
Webbwood
Espanola
Massey
6
69
64
Southern Province
Lake Huron
82°W
81°W
80°W
46°N
Palaeozoic Rocks
Grenville Province Rocks
Killarney Magmatic Belt Rocks
Sudbury Igneous Complex
Nipissing Gabbro Suite
Palaeoproterozoic Granitoids
East Bull Lake Intrusive Suite
Superior Province (supracrustal) Rocks
Southern Province - Huronian Supergroup rocks
Superior Province Plutonic & Gneissic Rocks